Exhibit 10.m

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into between Sharon Ellis (“Ellis”) and Oxis International, Inc. (the “Company”) on the dates acknowledged below in order to provide for an orderly and mutually satisfactory transfer of responsibilities, for internal and external communications, and for separation from employment. This is a negotiated agreement establishing the terms and conditions of Ellis’ separation from employment with the Company and describes and establishes the benefits, terms and conditions of employment between Ellis and the Company except to the extent otherwise expressly governed by law.

1.	Meaning of Terms.

(a)	As used in this Agreement, the “Company” shall mean Oxis International, Inc. and any successor corporation or entity.

(b)	As used in this Agreement, “Ellis” shall mean Sharon Ellis.

(c)	As used in this Agreement, “ Resignation Date” shall mean the date on which the Company’s Report on Form 10-QSB for the period ending June 30, 2004 is filed with, and received by, the Securities & Exchange Commission, which is currently anticipated to occur on or about the close of business on August 3, 2004.

2.	Consideration.

The parties acknowledge that this Agreement is entered into in consideration of the mutual promises and covenants herein.

3.	Resignation as Officer.

Effective upon the Resignation Date, Ellis will resign as an employee and officer of the Company and its subsidiaries, including without limitation, her position of Chief Financial Officer. For public knowledge and for purposes of future references, Ellis is resigning both positions, Chief Operating Officer and Chief Financial Officer, effective with the Resignation Date. However, Ellis’s Chief Operating Officer position officially terminated at the Annual Meeting, June 22, 2004. Ellis acknowledges that she has been and is subject to certain laws governing trading by corporate insiders, and will engage in no trading activities in violation of those laws. Nothing herein shall limit any right Ellis may have to indemnification for acts as an officer or employee of the Company or for acts done following her resignation as a consultant to the Company, available to her under federal law or the laws of any state, the Company’s bylaws, and/or Company acquired liability coverage.

4.	Resignation.

Ellis will be employed by the Company until the Resignation Date. Ellis shall thereafter remain entitled to any employment related benefits as granted by the terms of this Agreement and the applicable plans for post-employment benefits which are vested or to which Ellis is entitled by virtue of this Agreement and the Employment Agreement (defined below).

5.	Company Property.

Ellis will return any Company property she may have in her possession as soon as possible. Ellis acknowledges that she continues to be bound by Sections 7 of the Employment Agreement (except for Section 7.a (iii) from which she is released) and agrees to abide by the terms and conditions of such Section.

6.	Separation Compensation.

Notwithstanding anything herein to the contrary, and notwithstanding any external or internal statements to the contrary, Ellis’ separation from employment shall be considered a “Termination by Company not for Cause” under the Employment Agreement dated June 1, 2003 (the “Employment Agreement”) with payments to be made in accordance with the Company’s usual and customary payroll practices. Ellis shall be entitled to severance at her current annual base salary of $145,000 as stipulated in Section 9a of her Employment Agreement and related post-employment compensation and all other provisions of the Employment Agreement as applicable to a “Termination by Company not for Cause” (Section 8a).

7.	Stock.

Ellis has been the recipient from time to time of grants of stock options. Nothing in this Agreement is intended to affect any rights she may have, or in any way alter the rights and obligations specified in the option agreements and plan, except that in accordance with the Employment Agreement all unvested options shall vest upon the Resignation Date and she shall thereafter have two years from the Resignation Date to exercise her vested options.

8.	Benefit Plans.

Except as otherwise provided herein, Ellis’s entitlement to any other benefits afforded by any Company benefit plans are governed solely by their applicable plans and policies and by the provisions of law.

9.	Cooperation and Consultation.

For a three (3) month period following the Resignation Date (the “Consulting Period”), Ellis shall provide future consulting services at the request of the Company on the terms of this Section 9 if she can arrange her time to be available. For such services, Ellis shall be paid a consulting fee of $750 per day or $100 per hour or portion of an hour, in addition to any pay or benefits provided under this Agreement and she shall be promptly paid upon presentation of her invoice and promptly reimbursed for her reasonable expenses in providing such services. The Company shall hold Ellis harmless and indemnify her for any acts done on the Company’s behalf during the Consulting Period to the same degree as if she were acting as an executive employee of the Company.

10.	Non-disparagement and Public Communication.

(a)	Ellis will not make statements that disparage or malign the reputation or abilities of the Company as it is defined in this Agreement.

(b)	The Company will not make statements that disparage or malign the reputation or abilities of Ellis.

(c)	Neither party shall be in breach of this provision as a result of giving truthful testimony in a matter in which the Company is a party or related to a party.

(a)	The parties agree that in publicly discussing Ellis’s separation they will state generally that Ellis has devoted her attentions to advancing the Company through very difficult times, and that she has decided to turn her attention to other opportunities.

11.	Releases.

The parties shall sign such a waiver of claims in connection with the provision of the Employment Agreement in the event of a “Termination by Company not for Cause” which is attached hereto as Exhibit A (the “Waiver of Claims”). The execution and delivery of the Waiver of Claims (and Ellis not revoking such Waiver of Claims) is an express condition to Ellis receiving any separation compensation referred to herein or the Employment Agreement.

12.	Acknowledgements.

Each party acknowledges that the parties have made certain assumptions and characterizations regarding the ultimate tax and other effects of this Agreement and that no party has relied upon any statement made by any other party concerning such effects.

13.	Integration.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, and assigns. The Parties agree that this Agreement (together with the documents incorporated by reference or otherwise identified, including the provisions of the Employment Agreement which by their terms continue in effect) states the entire agreement of the Parties and supersedes all prior and contemporaneous negotiations and agreements, oral or written.

14.	Severability and Governing Law.

The Parties agree that any provision of this Agreement that is held to be illegal, invalid, or unenforceable under present or future laws shall be fully severable. The Parties further agree that this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, a provision as similar to the illegal, invalid, or unenforceable provision as is possible and legal, valid, and enforceable shall be automatically added to this Agreement in lieu of the illegal, invalid, or unenforceable provision. The Parties also agree that Oregon law shall govern the validity and enforceability of this Agreement, and that venue shall be in the state of Oregon, County of Multnomah.

15.	Resolution of disputes.

Any dispute between the Parties concerning the interpretation, application, or claimed breach of this Agreement shall be submitted to binding, confidential arbitration in Portland, Oregon in accordance with the provisions governing arbitration as set forth in the Employment Agreement.

Date:	July 13, 2004

/s/Sharon Ellis
Sharon Ellis

OXIS International, Inc

By:	/s/Manus O’Donnell

Date:	July 13, 2004

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